Exhibit 16.1

April 9, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Fisker Inc.’s Form 8-K dated April 9, 2021, and have the following comments:

1.	We agree with the statements made in the second sentence of the first paragraph and the second, third, and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the other statements made.

Yours truly,
/s/ DELOITTE & TOUCHE LLP